EXHIBIT 10.31

100 Bayview Circle, Suite 3400

Newport Beach, CA 92660

www.alliancehealthcareservices-us.com

May 31, 2012

Michael J. Shea

XXXX XXXXX XXXXX

XXXXXXXX XXXX, CA XXXXX

Re:	Appointment as Chief Operating Officer

Dear Mike:

I am very pleased to offer you the position of Chief Operating Officer of Alliance HealthCare Services, Inc. (“Alliance”). This position reports directly to Chairman of the Board and Chief Executive Officer. Your appointment will be effective no later than June 4, 2012. Your base compensation will be $500,000 annually, subject to withholding obligations and payable in accordance with Alliance’s normal payroll procedures. You will also be eligible in 2012 for a target annual bonus equal to 85% of your base compensation, which will be pro-rated based upon your actual start date.

The bonus will be determined in accordance with Alliance’s Executive Incentive Plan. The 2012 Executive Incentive Plan is comprised of the following components:

•

40% based on achievement of specified individual performance objectives (MBO’s) which will be determined on an annual basis. These goals will be developed in conjunction with the CEO and are subject to review and approval by the Board of Directors;

•	40% based on achievement of annual profitability goals based upon the approved annual budget; and

•

20% based on the “Return on Capital” component of Alliance’s Executive Incentive Plan which incorporates the actual financial performance relative to capital invested for all de novo projects and acquisitions.

You will receive an award of 600,000 stock options with an exercise price equal to the closing Alliance stock price on your start date. Options will vest 33 1/3% on each of the first three anniversary dates of the option grant, subject to your continued service to Alliance through each vesting date.

May 31, 2012

Michael J. Shea

On December 31, 2012, you will be eligible to receive an additional award of 75,000 stock options with an exercise price equal to the closing Alliance stock price on the date of award. This award will be granted to you in the event you achieve the MBO’s and PAL targets for 2012 established by the Board of Directors of Alliance. Options will vest 33 1/3% on each of the first three anniversary dates of the option grant, subject to your continued service to Alliance through each vesting date.

On December 31, 2013, you will be eligible to receive an additional award of 75,000 stock options with an exercise price equal to the closing Alliance stock price on the date of award. This award will be granted to you in the event you achieve the MBO’s and PAL targets for 2013 established by the Board of Directors of Alliance. Options will vest 33 1/3% on each of the first three anniversary dates of the option grant, subject to your continued service to Alliance through each vesting date.

You will also receive a signing bonus of $472,000. 30% of the signing bonus will be comprised of Alliance Restricted Stock Units (“RSUs”) that vest 33 1/3% on each of the first three anniversary dates of the award, subject to your continued service to Alliance through each vesting date. The remaining 70% will be comprised of cash. The number of RSUs will be calculated based upon the closing Alliance stock price on your start date.

Subject to your continued employment with Alliance through December 31, 2012, on such date, you will receive a deferred signing bonus of $172,000. 30% of such bonus will be comprised of Alliance RSUs that vest 33 1/3% on each of the first three anniversary dates of the award, subject to your continued service to Alliance through each vesting date. The remaining 70% will be comprised of cash. The number of RSUs will be calculated based upon the closing Alliance stock price on the date of award.

Subject to your continued employment with Alliance through December 31, 2013, on such date, you will receive a deferred signing bonus of $173,000. 30% of such bonus will be comprised of Alliance RSUs that vest immediately. The remaining 70% will be comprised of cash. The number of RSUs will be calculated based upon the closing Alliance stock price on the date of award.

Subject to your continued employment with Alliance through December 31, 2014, on such date, you will receive a deferred signing bonus of $173,000. 30% of such bonus will be comprised of Alliance RSUs that vest immediately. The remaining 70% will be comprised of cash. The number of RSUs will be calculated based upon the closing Alliance stock price on the date of award.

To the extent that any of your Davita options vest during the notice period but prior to joining Alliance, the spread value of such vested Davita options as of the termination of your employment with Davita will be deducted from the first portion of the signing bonus ($472,000) on a dollar-for-dollar basis.

You will also receive (i) a monthly car allowance, (ii) reimbursement of moving expenses, (iii) reimbursement for temporary living and travel expenses in connection with your relocation up to the date of the commencement of your employment, commensurate with executive relocation practices of Alliance Healthcare Services, and (iv) a housing allowance of $3,000 per

May 31, 2012

Michael J. Shea

month for a period of 12 months, beginning in the month that you commence your employment. The foregoing allowances are subject to your continued employment with Alliance, and shall cease upon the date of your separation of employment from Alliance for any reason, unless otherwise agreed between you and Alliance in writing.

You will be eligible for four weeks of paid vacation per year as well as all other company benefits, subject to the terms and conditions of each program. This includes Alliance’s health and welfare plans, as well as the Alliance 401(k) retirement savings plan.

All interpretations and determinations made by Alliance regarding this offer letter are conclusive and binding on both parties. Any provisions contained in this letter that relate to stock options or RSUs will be subject at all times to all terms and conditions contained in the 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries, as amended [former company name], and any applicable Non-Qualified Stock Option Agreement and Restricted Stock Unit Agreement entered into between you and the Company. In addition, the above outlines terms are applicable only during your employment with Alliance. Either you or Alliance may end your employment relationship at any time with or without cause or advance notice. In addition, Alliance is an at-will employer; therefore, none of these arrangements (whether communicated in this letter, or otherwise) shall in any way change your at-will employment status or constitute a guarantee or an employment contract, for a specific term or otherwise. Alliance is, however, prepared to enter into an Executive Severance Agreement with a term of 18 months, subject to your acceptance of the terms of this offer letter.

This offer letter has been reviewed and approved by the Compensation Committee and the Board of Directors of Alliance Healthcare Services.

If you agree with the terms in this letter, please sign below where indicated and return a copy to me. In addition, if you have any questions, please feel free to contact me directly.

I am very excited to welcome you to Alliance, and the Executive Team shares my confidence in your ability to contribute substantially to our collective success.

Warmest regards,

/S/ AARON A. BENDIKSON
Aaron A. Bendikson
Chairman
Compensation Committee
Alliance HealthCare Services, Inc.

Offer accepted by:

/S/ MICHAEL J. SHEA	May 31, 2012
Michael J. Shea	Date